UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

SPINNAKER EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16009	76-0560101
(Commission File Number)	(IRS Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective July 21, 2005, Spinnaker consummated a sale-leaseback transaction under which Spinnaker sold its 25% undivided interest in the Spinnaker Front Runner SPAR Platform for $75.0 million. Two of our wholly-owned subsidiaries, Spinnaker FR Spar Co., L.L.C. (“Spinnaker Spar Co.”) and Spinnaker Exploration Company, L.L.C., entered into a Participation Agreement with Banc of America Leasing & Capital, LLC (“BALCAP”) and Societe Generale Financial Corporation (hereinafter referred to as the “Financing Parties”). The interests of the Financing Parties are held in the Spinnaker Front Runner Statutory Trust 2005-1. The Participation Agreement governs the commitments of the participants and other covenants and agreements by Spinnaker associated with the lease financing. At the same time, Spinnaker Spar Co. and BALCAP entered into a Production Platform Lease Agreement, as supplemented by Lease Supplement No. 1, under which Spinnaker leases back from BALCAP the undivided interest in the platform it sold to BALCAP. This lease has an initial 12-year term, expiring on July 21, 2017. The lease includes a fixed-price early buy-out option exercisable by Spinnaker in year seven of the lease term. The lease also grants Spinnaker an option to purchase the platform at fair market value at the end of the lease term. Spinnaker will make quarterly rental payments to BALCAP over the term of the lease based upon a fixed payment schedule set forth in the lease.

Spinnaker Exploration Company, L.L.C. issued a Guaranty, also effective July 21, 2005, guaranteeing the rental payments and other obligations under the Participation Agreement and Production Platform Lease Agreement. The Guaranty is for the benefit of the parties to the Participation Agreement and their permitted successors and assigns. The Guaranty is limited to the payments as they become due.

As agreed by the parties involved, these agreements, while each dated June 17, 2005, were not executed and by their terms did not take effect until July 21, 2005, at which point title to the undivided interest in the platform was transferred to BALCAP, Spinnaker received the purchase price of $75.0 million and the lease term commenced.

The agreements contain certain covenants by Spinnaker and grant certain rights to the Financing Parties in the event of a default on the lease or in the event of loss of the platform. Spinnaker must also comply with certain on-going financial and operating covenants. The agreements contain other customary representations, warranties, covenants, conditions, indemnification provisions and termination provisions associated with leveraged leases. The underlying Front Runner oil and gas reserves are not pledged although the Financing Parties do have a security interest in the stock of Spinnaker Spar Co.

Spinnaker used the $75.0 million proceeds from the sale-leaseback transaction to pay outstanding debt under its existing revolving credit facility on July 21, 2005. In connection with the lease transaction, the $50.0 million Tranche B commitment under the credit facility was terminated on July 21, 2005. As part of the transaction, a letter of credit in the amount of $15.0 million was issued under the credit facility, with BALCAP as the beneficiary.

This report contains only a summary of certain provisions of the lease transaction. The summary does not purport to be a complete summary of the agreements and is qualified by reference to the agreements, which are filed as exhibits hereto. The agreements contain representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations, and it should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates. The representations and other provisions of the agreements speak only as of the dates specified therein.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the capital lease obligation created by the sale-leaseback transaction included in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

c.	Exhibits

10.1	Participation Agreement among Spinnaker FR Spar Co., L.L.C. (as Lessee), Spinnaker Exploration Company, L.L.C. (as Guarantor), Banc of America Leasing & Capital, LLC (as Owner Participant), Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor), Societe Generale Financial Corporation (as Loan Participant), Wells Fargo Bank Northwest, National Association (solely as Indenture Trustee) and Wilmington Trust Company (solely as Lessor Trustee) dated as of June 17, 2005 and effective July 21, 2005

10.2	Production Platform Lease Agreement 2005-1 dated as of June 17, 2005 between Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor) and Spinnaker FR Spar Co., L.L.C. (as Lessee) and effective July 21, 2005

10.3	Lease Supplement No. 1 dated as of July 20, 2005 between Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor) and Spinnaker FR Spar Co., L.L.C.

10.4	Guaranty (Spinnaker Front Runner Statutory Trust 2005-1) dated as of June 17, 2005 issued by Spinnaker Exploration Company, L.L.C. and effective July 21, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: July 27, 2005	By:	/s/ ROBERT M. SNELL
	Name:	Robert M. Snell
	Title:	Vice President, Chief Financial Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Participation Agreement among Spinnaker FR Spar Co., L.L.C. (as Lessee), Spinnaker Exploration Company, L.L.C. (as Guarantor), Banc of America Leasing & Capital, LLC (as Owner Participant), Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor), Societe Generale Financial Corporation (as Loan Participant), Wells Fargo Bank Northwest, National Association (solely as Indenture Trustee) and Wilmington Trust Company (solely as Lessor Trustee) dated as of June 17, 2005 and effective July 21, 2005

10.2	Production Platform Lease Agreement 2005-1 dated as of June 17, 2005 between Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor) and Spinnaker FR Spar Co., L.L.C. (as Lessee) and effective July 21, 2005

10.3	Lease Supplement No. 1 dated as of July 20, 2005 between Spinnaker Front Runner Statutory Trust 2005-1 (as Lessor) and Spinnaker FR Spar Co., L.L.C.

10.4	Guaranty (Spinnaker Front Runner Statutory Trust 2005-1) dated as of June 17, 2005 issued by Spinnaker Exploration Company, L.L.C. and effective July 21, 2005

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